Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

Intevac Appoints Nigel Hunton as Chief Executive Officer

SANTA CLARA, CA – January 20, 2022 – Intevac, Inc. (Nasdaq:IVAC, “Intevac” or “the Company”), a leading supplier of thin-film processing systems, today announced the appointment of Nigel Hunton as president and chief executive officer (CEO), and member of the board of directors, effective January 19th. Wendell Blonigan, who has served as president and CEO and a director of the Company since 2013, has retired from his positions at Intevac, effective January 18th.

“Nigel brings a wealth of experience in capital equipment and thin-film processing technologies, with a proven track record in developing and executing strategies to create long-term stockholder value, evident most recently during his tenure at Photon Control,” said David S. Dury, chairman of the board of Intevac. “The board has provided Nigel the mandate to fully evaluate all paths to increasing our market value, including but not limited to evaluating our revenue growth potential in our current multiple end markets, while streamlining and resizing the Company in order to position Intevac for positive cash flow generation and a return to profitability as soon as possible. We remain firmly committed to increasing stockholder value, while retaining the strength of our balance sheet and being responsible stewards of the Company’s cash and investments. We are pleased to welcome a CEO of Nigel’s caliber to lead the charge.”

“Wendell recently successfully completed the sale of the Photonics business, which has significantly simplified the business from a stockholder perspective,” commented Dury. “The entire board of directors wishes to thank Wendell for his many contributions to the Company, including building a strong team of seasoned management professionals and talented employees. We all wish him the very best in his retirement.”

With 35 years of executive management experience, Mr. Hunton has successfully led businesses to accelerated growth and increased stockholder value in the USA, Canada, Asia, and Europe. Most recently, Mr. Hunton served as CEO of Photon Control, a leading supplier of fiber optic temperature and position measurement components to the semiconductor equipment industry. Photon Control was listed on the Toronto exchange until its acquisition by MKS Instruments in July 2021 for over $300 million. During Mr. Hunton’s tenure, which began in early 2019, Photon Control’s revenues more than doubled and its market valuation tripled. Previously, Mr. Hunton served as president and chief operating officer of Ferrotec USA, a leading supplier of materials and components to the semiconductor industry and prior to that, as CEO of MBA Polymers, the world’s leading cleantech recycler of high value plastics. He previously served as CEO and chairman of the board of Edwards Limited, the market-leading global vacuum technology company, where he led the sale of the company in 2007 and then successfully restructured the business to increased profit margins and annual revenue exceeding $1 billion. Additionally, Mr. Hunton is a member of the advisory board of Arsenal Capital Partners, a private equity firm. Throughout his career, he has consistently driven increased stockholder value by setting clear strategic direction, restructuring businesses, transforming companies’ profitability, and executing on strategic combinations.

“Intevac has long been recognized as an innovative company possessing multiple core strengths in high-volume, small-substrate, thin-film processing technologies,” said Nigel Hunton, Intevac’s new president and CEO. “With our history of market leadership in the hard drive industry well understood, I look forward to driving revenue growth and market share gains through this next phase of industry investments in media capacity and technology, while evaluating the Company’s initiatives in additional end markets. My immediate focus is meeting face-to-face with every key customer, both current and prospective, to understand their needs and our growth potential. At the same time, I will be focused on fully understanding our organization internally and ensuring that our resources are properly aligned with the most promising prospects for growth, cash flows, and profits. I am excited to drive success and realize increased value for Intevac’s customers and stockholders.”

About Intevac

We are a leader in the design and development of high-productivity, thin-film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties, such as the hard drive media, display cover panel, solar photovoltaic, and advanced semiconductor packaging markets we serve currently. For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.

Forward Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”)., for which Intevac claims the protection of the safe-harbor in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, the Company’s revenue growth potential and opportunities; our ability to streamline the Company, reduce expenses, and generate profits and positive cash flows; retaining the strength of the Company’s balance sheet; increasing stockholder value; driving increased stockholder value; as well as any other statements of expectation or belief, statements regarding plans and opportunities, and statements of assumptions underlying any of the foregoing.

The forward-looking statements contained herein involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to: whether Intevac is successful in evaluating and pursuing revenue growth opportunities, reducing expenses, and generating profits and cash flows; retention of existing executive leadership team members; difficulties in improving business execution and product development during business and management transitions; fluctuations and volatility in our stock price; our ability to successfully execute current strategic plans and develop new ones; our ability to maintain customer and partner relationships; our ability to achieve our cost and operating efficiency goals; fluctuations in our sales pipeline; the successful development of new products and the degree to which these products gain market acceptance; and general market, political, economic, and business conditions, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021, which is available on the Investor Relations section of our website at https://ir.intevac.com and on the SEC website at www.sec.gov. All such risks and factors could have a material impact on our business, our financial results, and the Company’s stock price.

All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and Intevac does not assume any obligation to update any of these forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.